CODE OF ETHICS

BHIL DISTRIBUTORS, INC.

BEACON HILL FUND SERVICES, INC.

Effective: March 2009

Revised: March 2010

Reviewed: January 2011

Reviewed: January 2012

Revised: September 2012

Reviewed: November 2012

Revised: January 2014

Revised: June 2014

Revised: February 2015

Revised: May 2015

Revised: July 2015

Although this Code of Ethics has been specifically designed in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended, to govern the principal underwriter of investment companies, in general this Code of Ethics applies to the following entities and individuals:

BHIL Distributors, Inc. and all registered persons of the broker-dealer

Beacon Hill Fund Services, Inc. and its employees

References to the “Firm” and the “Distributor” shall apply broadly to all the legal entities encompassed under this Code of Ethics.

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Table of Contents

A. General Standards of Ethical Conduct	4
B. Standards of Conduct for Access Persons	5
C. Reporting	6
D. Compliance Officer Reviews	11
E. Sanctions	11
F. Miscellaneous	11
G. Definitions	12
Appendix A-1: Rule 17j-1 of the 1940 Act	13
Appendix A-2: NASD/FINRA Conduct Rule 3050	19
Appendix B: Certification of Receipt Form	20
Appendix C: Access Persons	21
Appendix D: List of Authorized Compliance Personnel	22
Appendix E: Letter to Request Duplicate Statements	23
Appendix F: Holdings Report Form	24
Appendix G: Quarterly Transaction Report Form	25
Appendix H: Waiver Letter Form	26

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CODE OF ETHICS

The Firm, in its role as principal underwriter for mutual funds (the “Distributor”), has adopted this Code of Ethics effective upon FINRA approval in accordance with the provisions of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and NASD Rule 3050 as regulated by the Financial Industry Regulatory Authority (“FINRA”). See Appendix A for a copy of Rule 17j-1 and NASD Rule 3050 for reference purposes.

Rule 17j-1 under the 1940 Act generally prohibits deceitful, fraudulent, misleading or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies. While this Code is designed to prevent violations of Rule 17j-1, it is possible to comply with the terms of this Code and nevertheless violate the general prohibitions set forth in Rule 17j-1. Those persons subject to this Code should be familiar with Rule 17j-1 as well as this Code and, therefore, bear these general prohibitions in mind at all times. All persons subject to this Code shall be required to certify upon initial receipt of the Code as well as certify to compliance on an annual basis thereafter. See Appendix B for the certification form.

The Code covers the following general tenets: 1) Standards; 2) Reporting; and 3) Enforcement.

A. GENERAL STANDARDS OF ETHICAL CONDUCT

Directors, officers and other Access Persons (as defined in Rule 17j-1) have a duty at all times to place the interests of the investment companies (“Funds”) for which the Distributor acts as the principal underwriter ahead of their own interests. See Appendix C to see how to obtain specific information regarding Access Persons under this Code. There must be no conflict of interest, or appearance of conflict, between the self-interest of the individual and that of the Fund.

All personal securities transactions of these individuals must be conducted in compliance with this Code and applicable federal securities laws, in a manner that avoids any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility to the Distributor and the Funds. Individuals subject to this Code may also be subject to other codes of ethics (e.g.; codes of affiliated investment advisers, funds, etc.). To the extent possible, individuals would be expected to comply with all applicable codes of ethics. Should any provisions of multiple codes be in conflict, individuals must raise concerns with appropriate compliance personnel. See Appendix D for a list of authorized compliance personnel for the Code.

All activities of these individuals also must be conducted in accordance

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with the fundamental standard that they may not take any inappropriate advantage of their positions with the Distributor.

B. STANDARDS OF CONDUCT FOR ACCESS PERSONS

1.	Prohibitions with respect to any Fund for which Distributor serves as principal underwriter

It is prohibited for Access Persons:

a.	To employ any device, scheme or artifice to defraud the fund;

b.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

c.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

d.	To engage in any manipulative practice with respect to the Fund.

2.	Prohibitions regarding Purchases and Sales When a Fund Trade Is Pending

a.	Prohibition

If an Access Person knows that an investment adviser, on behalf of any Fund, has placed a “buy” or “sell” order in a Covered Security on a particular day, the Access Person may not purchase or sell, directly or indirectly, the Covered Security or a Related Security on the same business day if:

the Access Person has any direct or indirect beneficial ownership in the Covered Security or a Related Security or the Access Person will acquire any direct or indirect beneficial ownership in the Covered Security or a Related Security by reason of the purchase.

b.	Exceptions

This prohibition does not apply to:

•	purchases or sales involving 500 or fewer shares of a Covered Security that is included in the Standard & Poor’s 500 based on individual and aggregate transactions

•	purchases or sales effected in any account or security tied to an index (QQQ, SPIR, etc.) over which the Access Person has no direct or indirect influence or control

•	purchases or sales that are non-volitional on the part of

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the Access Person

•	purchases that are part of an automatic dividend reinvestment plan

•	sales that are part of an automatic withdrawal plan

•	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent the rights were acquired from the issuer

•	sales of rights issued by an issuer pro rata to all holders of a class of its securities to the extent the rights were acquired from the issuer.

2.	Pre-approval of Investments in IPOs and Limited Offerings

Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Since the Distributor will not have access to trading information, the individual must obtain any pre-approvals from the Fund or investment adviser. Members of the Beacon Hill/BHIL home office staff are prohibited from participating in IPOs and Limited Offerings.

3.	Confidentiality

An Access Person may not reveal to any other person (except in the normal course of his or her duties on behalf of the Distributor) any information about securities transactions of a Fund or securities under consideration for purchase or sale by a Fund. Individuals in possession of any material nonpublic information regarding the Fund’s purchases or sales are prohibited from buying or selling such securities or advising any other person to buy or sell such securities.

C. REPORTING

For persons subject to the Code, there are three types of documents which will need to be provided to the Distributor, which are described below: 1) duplicate statements for brokerage accounts; 2) initial and annual holdings reports; and 3) quarterly transaction reports. Unless a person qualifies for a specific exception, documents must be submitted to the Compliance Office in the format, manner and within the timelines set forth by the Chief Compliance Officer.

1.	Duplicate Statements

Upon initial registration with Distributor, each Access Person must complete a form indicating the existence of any brokerage account, and supplement the information prior to the opening of any new account thereafter.

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Information will be required to be updated on a quarterly basis in accordance with Written Supervisory Procedures. Each Access Person must arrange for duplicate copies of periodic statements of his or her brokerage accounts to be sent to the Compliance Officer within the required reporting time periods. See Appendix E for form letter to request duplicate statements. An individual is not required to provide specific information about a brokerage account nor duplicate copies of periodic statements if the holdings and transactions are limited to registered investment companies; provided however that the individual completes the necessary forms indicating that he or she qualifies for this exception to the reporting requirement.

2.	Holdings Reports

a. What Information Must Be Included in a Holdings Report?

Each Access Person must submit written and signed reports containing information about each Covered Security in which the Access Person had any direct or indirect beneficial ownership (“Holdings Reports”). See Appendix F for Brokerage Account Holdings Report form.

Each Holdings Report must include the following information:

•	Title of each Covered security in which the Access Person had any direct or indirect beneficial ownership

•	Number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership

•	Name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person and

•	Date the Holdings Report is submitted by the Access Person

If an Access Person is not required to report any information on a Holdings Report or has an exception to the holdings reporting requirements, the Access Person must indicate to that effect on the holdings report form submitted to the Compliance Office no later than 10 days after he or she becomes an Access Person for the Initial Holdings Report and by no later than February 10th of each year for the Annual Holdings Report.

b. When Must an Access Person Submit an Initial Holdings Report?

Each Access Person must submit to the Compliance Officer

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an Initial Holdings Report no later than 10 days after he or she becomes an Access Person. The information included in the Initial Holdings Report must reflect the Access Person’s holdings as of a date no more than 45 days prior to the date that he or she became an Access Person.

c. When Must an Access Person Submit Annual Holdings Reports?

Each Access Person must submit to the Compliance Officer an Annual Holdings Report no later than February 10th of each year. The information included in the Annual Holdings Report must reflect the Access Person’s holdings as of the immediately preceding December 31.

d. Are There Any Exceptions to These Holdings Reporting Requirements?

An Access Person does not have to include in his or her Initial and Annual Holdings Reports information about the following securities or accounts:

•	Direct obligations of the government of the United States

•	Bankers’ acceptances

•	Bank certificates of deposit

•	Commercial paper

•	High quality short-term debt instruments including repurchase agreements

•	Shares issued by open-end Funds

•	Securities held in any account over which the Access Person has no direct or indirect influence or control and

•	Transactions effected for any account over which the Access Person has no direct or indirect influence or control

Exceptions Based on Duplicate Statements

In addition, an Access Person does not have to submit an annual holding report if:

the report would duplicate information contained in brokerage account statements received by the Compliance Officer no later than 30 days after the end of the calendar year.

3.	Quarterly Transaction Reports

a. What Information Must be Included in a Quarterly

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Transaction Report?

Each Access Person must submit a report through the Quarterly Certification Form (“Quarterly Transaction Report”) containing information about:

•	Every transaction in a Covered Security during the quarter and in which the Access Person had any direct or indirect beneficial ownership and

•	Every account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

A Quarterly Transaction Report must include the following information:

•	Date of each transaction in a Covered Security

•	Title of the Covered Security

•	Interest rate and maturity date of the Covered Security, if applicable

•	Number of shares and/or principal amount of the Covered Security

•	Nature of the transaction

•	Price of the Covered Security at which the transaction was effected

•	Name of the broker, dealer or bank with or through which the transaction was effected

•	Name of the broker, dealer or bank with whom the Access Person established any new account

•	Date the account was established and

•	Date the Quarterly Transaction Report is submitted by the Access Person

If an Access Person has no transactions to report, or has an exception to the transaction reporting requirement, the Access Person must indicate to that effect on the Quarterly Certification form submitted to the Compliance Officer no later than 30 days after the end of the calendar quarter. See Appendix A for Quarterly Certification form.

b. When Must an Access Person Submit a Quarterly Transaction Report through a Quarterly Certification Form?

A Quarterly Certification Form must be submitted to the Compliance Officer no later than 30 days after the end of each calendar quarter.

c. Are There Any Exceptions to These Requirements?

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Exceptions for Certain Securities and Accounts

An Access Person does not have to report transactions involving the following securities or accounts:

•	Direct obligations of the government of the United States

•	Bankers’ acceptances

•	Bank certificates of deposit

•	Commercial paper

•	High quality short-term debt instruments including repurchase agreements

•	Shares issued by open-end Funds

•	Securities held in any account over which the Access Person has no direct or indirect influence or control and

•	Transactions effected for any account over which the Access Person has no direct or indirect influence or control

•	Transactions effected pursuant to an Automatic Investment Plan

Exceptions Based on Duplicate Statements

In addition, an Access Person does not have to make a Quarterly Transaction Report for a calendar quarter if:

the report would duplicate information contained in brokerage account statements received by the Compliance Officer no later than 30 days after the end of the calendar quarter. If broker trade confirmations do not contain all of the required information, the Access Person must include the missing information in a Quarterly Transaction Report. The Access Person must indicate to that effect on the Quarterly Transaction Report form submitted to the Compliance Officer no later than 30 days after the end of the calendar quarter.

As noted earlier, individuals subject to this Code may also be subject to other codes of ethics (e.g.; codes of affiliated investment advisers, funds, etc.) which may be more restrictive. To the extent possible, individuals would be expected to comply with all applicable codes of ethics. At the option of the Chief Compliance Officer, the Distributor may recognize compliance with another Rule 17j-1 compliant code of ethics as sufficient for meeting the Distributor requirements with respect to the Code. The Distributor reserves the right to receive reports on violations and/or brokerage account information, upon reasonable request. Distributor reserves the right to nullify this exception at any time and require quarterly brokerage account statements and strict compliance with the Distributor Code of Ethics immediately. See Appendix H for Temporary Waiver Letter.

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If an Access Person does not need to report quarterly transactions because of this exception, the Access Person must indicate that her or she qualifies for this exception on the Quarterly Transaction Report form submitted to the Compliance Officer no later than 30 days after the end of the calendar quarter.

D. COMPLIANCE OFFICER REVIEWS

The Compliance Officer may delegate primary responsibilities for reviewing transactions to a Code of Ethics administrator (“Code of Ethics Administrator”) who is deemed to have sufficient skills, experience and capabilities to assume the review function. The Code of Ethics Administrator and the Compliance Officer shall meet periodically to discuss analysis of the review and the Code of Ethics Administrator shall inform the Compliance Officer in a timely basis of any perceived violation of the Code. In reviewing transactions, the Compliance Officer and Code of Ethics Administrator will take into account the various exceptions included in this Code. Before making a determination that an Access Person has violated this Code, the Compliance Officer will give the Access Person an opportunity to supply additional information about the transaction in question. The Chief Compliance Officer will provide periodic reporting to the Board of Directors.

E. SANCTIONS

A registered broker-dealer and its registered representatives may be subject to fines, expulsions, censures and sanctions for violations of this Code. Violations may result in reporting to federal authorities for criminal or civil prosecution. In addition, the Board of Directors of the Distributor may impose sanctions directly, or delegate its authority to specified management personnel to impose sanctions, on an Access Person for violations of this Code as it deems appropriate. Sanctions could include disgorgement of any profits realized by the Access Person as a result of the violation, a letter of consensus or suspension in the Access Person’s personnel file, or termination of the employment of the Access Person.

F. MISCELLANEOUS

All reports of securities transactions and any other information reported pursuant to this Code will be treated as confidential. Record retention will comply with the pre-determined record retention schedule adopted by the Distributor and as set forth in Rule 17j-1(f)(1) and FINRA requirements.

The Board of Directors of the Distributor will approve the initial Code and may from time to time adopt interpretations of this Code as it deems appropriate. The Chief Compliance Officer will review the Code annually and present all

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material changes to the Board for approval. The Board of Directors will empower such persons designated as authorized compliance personnel to enforce the Code.

To the extent that the Distributor is an affiliated person of the Fund or the Fund’s investment adviser, Distributor shall report issues under the Code and provide an annual certification regarding its procedures in accordance with Rule 17j-1(c)(1) and (c)(2).

G. DEFINITIONS

To the extent that a term is specifically defined in Rule 17j-1 or otherwise in the 1940 Act, such definitions will apply to the Code.

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APPENDIX A-1

Investment Company Act of 1940

Rule 17j-1 — Personal Investment Activities of Investment Company Personnel

a.	Definitions. For purposes of this section:

1.	Access Person means:

i.	(i) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

A.	If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

B.	An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

ii.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

2.	Advisory Person of a Fund or of a Fund’s investment adviser means:

i.	Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

ii.	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

3.	Control has the same meaning as in section 2(a)(9) of the Act.

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4.	Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.	Shares issued by open-end Funds.

5.	Fund means an investment company registered under the Investment Company Act.

6.	An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.	Investment Personnel of a Fund or of a Fund’s investment adviser means:

i.	Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

ii.	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

8.	A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

9.	Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

10.	Security Held or to be Acquired by a Fund means:

i.	Any Covered Security which, within the most recent 15 days:

A.	Is or has been held by the Fund; or

B.	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

ii.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

11.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

b.	Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

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2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

c.	Code of Ethics.

1.	Adoption and Approval of Code of Ethics.

i.	Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

ii.	The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Funds, investment adviser’s, or principal underwriter’s code of ethics. The Fund’s board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund’s board must approve a material change to a code no later than six months after adoption of the material change.

iii.	If a Fund is a unit investment trust, the Fund’s principal underwriter or depositor must approve the Fund’s code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

2.	Administration of Code of Ethics.

i.	The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

ii.	No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

A.	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

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B.	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

3.	Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

i.	The principal underwriter is an affiliated person of the Fund or of the Fund’s investment adviser; or

ii.	An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

d.	Reporting Requirements of Access Persons.

1.	Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

i.	Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

B.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

C.	The date that the report is submitted by the Access Person.

ii.	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

A.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Covered Security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the report is submitted by the Access Person.

B.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

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1.	The name of the broker, dealer or bank with whom the Access Person established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Access Person.

iii.	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

B.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

C.	The date that the report is submitted by the Access Person.

2.	Exceptions from Reporting Requirements.

i.	A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

ii.	A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

A.	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

B.	A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

iii.	An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

A.	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

B.	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

iv.	An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under Rule 275.204-2(a)(13) of this chapter.

v.

An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the

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Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

vi.	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

3.	Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

4.	Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

5.	Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

e.	Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment

1.	Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

A.	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

B.	A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.	A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.	A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

E.	A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

2.	A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

As of July 2015	18

APPENDIX A-2

NASD/FINRA Conduct Rules

Rule 3050. Transactions for or by Associated Persons

(a) Determine Adverse Interest

A member (“executing member”) who knowingly executes a transaction for the purchase or sale of a security for the account of a person associated with another member (“employer member”), or for any account over which such associated person has discretionary authority, shall use reasonable diligence to determine that the execution of such transaction will not adversely affect the interests of the employer member.

(b) Obligations of Executing Member

Where an executing member knows that a person associated with an employer member has or will have a financial interest in, or discretionary authority over, any existing or proposed account carried by the executing member, the executing member shall:

(1) notify the employer member in writing, prior to the execution of a transaction for such account, of the executing member’s intention to open or maintain such an account;

(2) upon written request by the employer member, transmit duplicate copies of confirmations, statements, or other information with respect to such account; and

(3) notify the person associated with the employer member of the executing member’s intention to provide the notice and information required by subparagraphs (1) and (2).

(c) Obligations of Associated Persons Concerning an Account with a Member

A person associated with a member, prior to opening an account or placing an initial order for the purchase or sale of securities with another member, shall notify both the employer member and the executing member, in writing, of his or her association with the other member; provided, however, that if the account was established prior to the association of the person with the employer member, the associated person shall notify both members in writing promptly after becoming so associated.

(d) Obligations of Associated Persons Concerning an Account with a Notice-Registered Broker/Dealer, Investment Adviser, Bank, or Other Financial Institution

A person associated with a member who opens a securities account or places an order for the purchase or sale of securities with a broker/dealer that is registered pursuant to Section 15(b)(11) of the Act (“notice-registered broker/dealer”), a domestic or foreign investment adviser, bank, or other financial institution, except a member, shall:

(1) notify his or her employer member in writing, prior to the execution of any initial transactions, of the intention to open the account or place the order; and

(2) upon written request by the employer member, request in writing and assure that the notice-registered broker/dealer, investment adviser, bank, or other financial institution provides the employer member with duplicate copies of confirmations, statements, or other information concerning the account or order;

provided, however, that if an account subject to this paragraph (d) was established prior to a person’s association with a member, the person shall comply with this paragraph promptly after becoming so associated.

(e) Paragraphs (c) and (d) shall apply only to an account or order in which an associated person has a financial interest or with respect to which such person has discretionary authority.

(f) Exemption for Transactions in Investment Company Shares and Unit Investment Trusts

The provisions of this Rule shall not be applicable to transactions in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended, or to accounts which are limited to transactions in such securities.

As of July 2015	19

APPENDIX B

Acknowledgement of Receipt and Compliance

Code of Ethics

Separate Initial and Quarterly Certification Forms are attached to the Written Supervisory Procedures

As of July 2015	20

APPENDIX C

Access Persons

The Firm will maintain a separate list of Access Persons for the files, which will be updated periodically.

The entire list of Access Persons will not be included with the Code of Ethics during its general distribution. However, partial lists of Access Persons may be shared with certain persons upon request.

The Firm will notify any individual upon initial registration if she or he is deemed an Access Person for reporting purposes of the Code. Individuals must promptly notify the Chief Compliance Officer should their job functions change or they gain/lose access to trading information, at which point their status will be re-evaluated with respect to the Code.

Any registered representative of the Firm may contact the Chief Compliance Officer in order to determine if he or she is considered an Access Person for reporting purposes.

As of July 2015	21

APPENDIX D

List of Authorized Compliance Personnel

The Chief Compliance Officer of the Principal Underwriter is Mark S. Redman . In his absence, and with respect to the transactions of Mark S. Redman, Brenda Bittermann will act as the Compliance Officer of the Principal Underwriter. The Code of Ethics Administrator is Mark S. Redman.

As of July 2015	22

APPENDIX E

Letter to Request Duplicate Brokerage Account Statements

Date

Your Brokerage Company Name

ATTN: Your Broker’s Name

Address #1

Address #2

RE:	Account “Number”

“Related Account Numbers”

Dear “Your Broker’s Name”:

In accordance with the policies of the broker dealer with whom I am registered, BHIL Distributors, Inc., please be advised that I am authorizing and directing you to provide them with copies of quarterly statements for the above accounts over which I have discretionary authority, until such time as I or the Compliance Director of BHIL Distributors, Inc. notifies you otherwise. Duplicate copies of confirmations need NOT be provided. No reporting is required for positions in registered investment companies.

Duplicate statements should be mailed to:

BHIL Distributors, Inc.

ATTN: Compliance Office

4041 N. High Street, Suite 402

Columbus OH 43214

I would greatly appreciate your attention to this request at your earliest convenience. If you have any questions, you may contact, the Chief Compliance Officer, Mark S. Redman for BHIL Distributors, Inc. at (614) 641-2742.

Sincerely,

cc:

As of July 2015	23

APPENDIX F

Initial and Annual Holdings Report

Separate Initial and Quarterly Certification Forms are in the Schwab Compliance Technologies system

As of July 2015	24

APPENDIX G

Quarterly Transaction Report

Separate Quarterly Certification Form is in the Schwab Compliance Technologies System

As of July 2015	25

APPENDIX H

Temporary Waiver Letter for Code of Ethics Requirements

Date

Your Client Name

ATTN: Your Chief Compliance Officer’s Name

Address #1

RE:	RR Name (“BHIL Registered Representative”)

Temporary Waiver of Specific Requirements to BHIL Distributors, Inc. Code of Ethics

Dear “Your CCO’s Name”:

It has come to our understanding that the above named BHIL Registered Representative is subject to XXX Code of Ethics (“Outside Code”) as well as the Code of Ethics of BHIL Distributors, Inc. (“BHIL Code”). Under Section 3(c) of the BHIL Code, to the extent possible, individuals would be expected to comply with all applicable codes of ethics. At the option of the undersigned Chief Compliance Officer, BHIL Distributors, Inc. may recognize compliance with another code of ethics as sufficient for meeting the BHIL Code requirements. BHIL Distributors, Inc. reserves the right to receive reports on violations and/or brokerage account information, upon reasonable request. BHIL Distributors, Inc. reserves the right to nullify this exception at any time and require quarterly brokerage account statements and strict compliance with the BHIL Code immediately.

Based on this letter, and until further notice, BHIL Registered Representative need not provide duplicate statements to our Compliance Office; provided however that BHIL Registered Representative complete the quarterly and annual reporting forms and indicate that he or she is complying with the Outside Code and has a temporary waiver letter from BHIL Distributors, Inc. on file.

Should BHIL Registered Representative fail to comply with the Outside Code, please inform us immediately.

If you have any questions, you may contact Mark S. Redman, the Chief Compliance Officer for BHIL Distributors, Inc. at (614) 641-2742.

Sincerely,

cc:

Brenda Bittermann, President

As of July 2015	26